Exhibit(a)(5)(M)

Endurance Terminates Offer to Acquire Aspen

PEMBROKE, Bermuda, July 30, 2014 – Endurance Specialty Holdings Ltd. (“Endurance”) (NYSE: ENH) today announced that it has terminated its offer to acquire Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL). In connection with the termination of its acquisition offer, Endurance will not be pursuing its board size increase and scheme of arrangement proposals.

John Charman, Chairman and Chief Executive Officer of Endurance, commented: “We appreciate the support of those Aspen shareholders who voted for Endurance’s proposals. The votes of support for both of our proposals exceeded our stated thresholds. However, we believe the current Bermuda corporate governance laws, Aspen’s focus on defensive self-preservation tactics rather than value creation and the unwillingness of Aspen’s shareholders to take a stand, make it impractical at this time for Aspen shareholders to realize the compelling value of our offer, which as of the close of trading last Friday was equal to $49.60 per Aspen common share.”

“While the strategic and financial benefits of Endurance’s proposed transaction are plainly evident, our management and Board of Directors recognize the importance of being responsible custodians of our own shareholders’ capital. As we have for the past year, we will continue to focus on the successful execution of our business plan and the accretion of value for our shareholders,” Mr. Charman concluded.

The exchange offer was previously scheduled to expire on August 29, 2014. Endurance has instructed the exchange agent for the exchange offer to promptly return all Aspen common shares to tendering shareholders.

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes agriculture, professional lines, property, and casualty and other specialty lines of insurance and catastrophe, property, casualty, professional lines and specialty lines of reinsurance. We maintain excellent financial strength as evidenced by the ratings of A (Excellent) from A.M. Best (XV size category) and A (Strong) from Standard and Poor’s on our principal operating subsidiaries. Endurance’s headquarters are located at Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit www.endurance.bm.

Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this press release may include, and Endurance may make related oral, forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words “should,” “would,” “expect,” “intend,” “plan,” “believe,” “project,” “target,” “anticipate,” “seek,” “will,” “deliver” and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, but are not limited to, the effects of competitors’ pricing policies, greater frequency or severity of claims and loss activity, changes in market conditions in the agriculture insurance industry, termination of or changes in the terms of the U.S. multiple peril crop insurance program, a decreased demand for property and casualty insurance or reinsurance, changes in the availability, cost or quality of reinsurance or retrocessional coverage, our inability to renew business previously underwritten or acquired, our inability to maintain our applicable financial strength ratings, our inability to effectively integrate acquired operations, uncertainties in our reserving process, changes to our tax status, changes in insurance regulations, reduced acceptance of our existing or new products and services, a loss of business from and credit risk related to our broker counterparties, assessments for high risk or otherwise uninsured individuals, possible terrorism or the outbreak of war, a loss of key personnel, political conditions, changes in accounting policies, our investment performance, the valuation of our invested assets, a breach of our investment guidelines, the unavailability of capital in the future, developments in the world’s financial and capital markets and our access to such markets, government intervention in the insurance and reinsurance industry, illiquidity in the credit markets, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contacts:

Endurance Specialty Holdings Ltd.

Investor Relations

Phone: +1 441 278 0988

Email: investorrelations@endurance.bm

Georgeson

Donna Ackerly and David Drake

Phone: 212 440 9837/9861

Email: dackerly@georgeson.com and ddrake@georgeson.com

Media Relations

Ruth Pachman and Thomas Davies

Kekst and Company

Phone: 212 521 4891/4873

Email: Ruth-Pachman@kekst.com and Tom-Davies@kekst.com

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